September 18, 2020

Nuveen Municipal Income Fund, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Re:         Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Nuveen Municipal Income Fund, Inc (the “Fund”), a Minnesota corporation, in connection with Pre-Effective Amendment No. 1 to the Fund’s Registration Statement on Form N-2 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about September 18, 2020 (the “Registration Statement”), with respect to the registration of 2.2 million shares of common stock with a par value of $0.01 per share (collectively, the “Shares”). You have requested that we deliver this opinion to you in connection with the Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Minnesota dated as of a recent date, as to the existence and good standing of the Fund;

(b)

A copy of the Fund’s Articles of Incorporation dated February 25, 1998 (the “Articles”), on file within the office of the Secretary of State of the State of Minnesota as certified by the Secretary of State of the State of Minnesota and by an authorized officer of the Fund;

(c)

Copies of the Fund’s By-Laws, as amended and restated as of May 20, 2020 (the “By-Laws”) and certain resolutions adopted by the Board of Directors of the Fund authorizing the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Fund; and

(d)	an opinion of counsel executed by Dorsey & Whitney LLP, special Minnesota counsel to the Fund, dated September 18, 2020; and

(e)	a printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We also have assumed for the purposes of this opinion that the Articles, By-Laws and Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004 United States	+1.202.739.3000 +1.202.739.3001

September 18, 2020

deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Fund under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the laws of the State of Minnesota and we express no opinion with respect to the laws of any other jurisdiction. As to all matters governed by the laws of the State of Minnesota, we are relying, with your consent, solely upon the opinion of Dorsey & Whitney LLP dated September 18, 2020 which is also being filed as an exhibit to the Registration Statement, and our opinion is subject to the qualifications and assumptions in that opinion. Further, we express no opinion as to the securities laws of the State of Minnesota.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Resolutions and Registration Statement, as described under Plan of Distribution – Distribution Through At-the-Market Transactions, will be validly issued, fully paid and nonassessable by the Fund.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP